UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. __)


                          Dura Automotive Systems, Inc.
              ----------------------------------------------------
                                (Name of Issuer)

                 Class A Common Stock, par value $0.01 per share
              ----------------------------------------------------
                         (Title of Class of Securities)

                                    265903104
              ----------------------------------------------------
                                 (CUSIP Number)

                               September 22, 2004
              ----------------------------------------------------
             (Date of Event Which Required Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)



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--------------------
CUSIP No. 265903104                13G                         Page 2 of 8 Pages
--------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Societe Generale
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         France
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
BENEFICIALLY OWNED BY               0
EACH REPORTING               ------ --------------------------------------------
PERSON WITH                         SHARED VOTING POWER
                             6      938,600*
                             ------ --------------------------------------------
                                    SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      938,600*
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         938,600*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |_|
         Not Applicable
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.1%*
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         OO
-------- -----------------------------------------------------------------------

* Includes the securities reported by SG Americas Securities, LLC on the following cover page. The securities reported are held in a discretionary account at SG Americas Securities, LLC.



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--------------------
CUSIP No. 265903104                13G                         Page 3 of 8 Pages
--------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         SG Americas Securities, LLC
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
BENEFICIALLY OWNED BY               0
EACH REPORTING               ------ --------------------------------------------
PERSON WITH                         SHARED VOTING POWER
                             6      938,600*
                             ------ --------------------------------------------
                                    SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      938,600*
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         938,600*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |_|
         Not Applicable
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.1%*
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         BD
-------- -----------------------------------------------------------------------

* Includes the securities reported by Societe Generale on the previous cover page.

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--------------------
CUSIP No. 265903104                13G                         Page 4 of 8 Pages
--------------------

Item 1(a).     Name of Issuer:

               Dura Automotive Systems, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               2791 Research Drive, Rochester Hills, Michigan 48309

Item 2(a).     Name of Person Filing:

               Societe Generale ("SocGen")

               SG Americas Securities, LLC ("SGAS")

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The address of the principal office of SocGen is:

                     29, Boulevard Haussmann
                     75009 - Paris, France

               The address of the principal office of SGAS is:

                     1221 Avenue of the Americas
                     New York, New York  10020

Item 2(c).     Citizenship:

               The citizenship of SocGen is France and the citizenship of SGAS is United States.

Item 2(d).     Title of Class of Securities:

               Class A Common Stock, par value $0.01 per share

Item 2(e).     CUSIP Number:

               265903104

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               (a)  |_| Broker or dealer registered under section 15 of the Act;

               (b)  |_| Bank as defined in section 3(a)(6) of the Act;



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CUSIP No. 265903104                13G                         Page 5 of 8 Pages
--------------------

               (c) |_| Insurance company as defined in section 3(a)(19) of the Act;

               (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940;

               (e) |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

               (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

               (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) (Note: See Item 7);

               (h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

               (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

               (j)  |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

               This statement is filed pursuant to Rule 13d-1(c) for SocGen and pursuant to Rule 13d-1(b)(1)(ii)(A) (a broker dealer registered under Section 15 of the Exchange Act) for SGAS.

Item 4.        Ownership.

           (a) Amount beneficially owned: See Item 9 of cover pages.

           (b) Percent of class: See Item 11 of cover pages.

           (c) Number of shares as to which the person has:

               (i) sole power to vote or to direct the vote: See Item 5 of cover pages.

               (ii) shared power to vote or to direct the vote: See Item 6 of cover pages.

               (iii) sole power to dispose or to direct the disposition of: See
                     Item 7 of cover pages.

               (iv)  shared power to dispose or to direct the disposition of:
                     See Item 8 of cover pages.

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--------------------
CUSIP No. 265903104                13G                         Page 6 of 8 Pages
--------------------

Item 5.        Ownership of Five Percent or Less of a Class.

               Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

               Subsidiary                         Item 3 Classification
               ----------                         ---------------------

               SGAS                                      BD

Item 8.        Identification and Classification of Members of the Group.

               Not Applicable.

Item 9.        Notice of Dissolution of Group.

               Not Applicable.

Item 10.       Certification.

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------
CUSIP No. 265903104                13G                         Page 7 of 8 Pages
--------------------



                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 5, 2004



                                          Societe Generale



                                          By: /s/ Francois Barthelemy
                                             -------------------------------
                                              Name:  Francois Barthelemy
                                              Title: Managing Director,
                                                     SG Americas Securities, LLC




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--------------------
CUSIP No. 265903104                13G                         Page 8 of 8 Pages
--------------------




                       Consent of SG Americas Securities, LLC


          The undersigned agrees that the Schedule 13G executed by Societe Generale to which this statement is attached as an exhibit is filed on behalf of Societe Generale and SG Americas Securities, LLC pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated: November 5, 2004

                                              SG Americas Securities, LLC



                                              By: /s/ Francois Barthelemy
                                             -------------------------------
                                              Name:  Francois Barthelemy
                                              Title: Managing Director